FOR IMMEDIATE RELEASE
August 13, 2008

ILX RESORTS REPORTS SECOND QUARTER RESULTS

PHOENIX, ARIZONA – August 13, 2008 - ILX RESORTS INCORPORATED (AMEX: ILX) a leading developer, operator and marketer of upscale flexible-stay vacation ownership resorts in the western United States, announced a net loss for the second quarter of 2008 of $161,198 or $0.05 per share both basic and diluted.  This compares with net income of $141,746 or $0.04 per share both basic and diluted for the same period in 2007.

Revenue for the three months ended June 30, 2008 was $11.5 million as compared to $12.6 million for the comparable period in 2007.  The decrease in revenue reflects reduced sales from the Rancho Mañana and Sedona sales offices due to the closure of the Rancho Mañana sales office in June 2007 and decreased tours in Sedona in large part as a result of major road construction, offset by increased sales at the Tucson sales office.

“The significant road construction in Sedona impacted our operations in the second quarter and will continue in the third quarter as well,” said Joe Martori, Chairman and CEO.  “We look forward to the completion of the road improvements which were designed to streamline traffic while enhancing visual appeal, so that we can move forward with the planning and ultimate development of Legacy Park.”  He continued, “While road construction has been underway, we have taken the opportunity to add to our Sedona inventory with construction of eighteen one and two bedroom units at Premiere Vacation Club at Bell Rock and two new luxury platinum units at Los Abrigados.  I am also pleased to report that in June 2008 we fully settled the ongoing litigation and are focused in our efforts to return to profitability.”

ILX Resorts acquires, develops, and operates premier timeshare resorts primarily in the western United States that provide its owners with extraordinary vacation experiences.  ILX's portfolio of world-class properties includes eight resorts in Arizona, one in Indiana, one in Colorado, one in San Carlos, Mexico and land in Puerto Peñasco (“Rocky Point”), Mexico and Sedona, Arizona, both of which are in the final planning stages.  It also, through Premiere Vacation Club, has acquired, and continues to acquire, inventory at the Carriage House in Las Vegas and in addition has acquired inventory at the Scottsdale Camelback Resort in Scottsdale, Arizona.  For more information, visit: www.ilxresorts.com.

For more information, contact Joseph P. Martori, Chairman or Margaret Eardley, Chief Financial Officer, at 602-957-2777.

Forward-Looking Statements; Risks and Uncertainties

Statements contained in this document that disclose the Company’s or management’s intentions, expectations or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The Company cautions that these statements involve risks and uncertainties and other factors that may cause results to differ materially from those anticipated at the time such statements are made.  For example, future results, performance and achievements may be affected by our ability to successfully implement our strategic, operational and marketing plans, general economic conditions, the impact of war and terrorist activity, business and financing conditions, governmental and regulatory actions, the cyclicality of the vacation ownership industry, relationships with key employees, domestic and international political and geopolitical conditions, competition, downturns in leisure travel patterns, risk associated with the level and structure of our indebtedness, and other circumstances and uncertainties.  We believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, but we can give no assurance that our expectations will be attained or that results will not materially differ.  We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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